Exhibit 2.2

Execution Copy

TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of November 7, 2013, among SALIX PHARMACEUTICALS, LTD., a Delaware corporation (“Parent”), WILLOW ACQUISITION SUB CORPORATION, a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and each of the individuals or entities listed on the signature pages hereto (each, a “Stockholder” and, together, the “Stockholders”).

INTRODUCTION

WHEREAS, each Stockholder beneficially owns (for purposes of this Agreement, as defined in Rule 13d-3 under the Exchange Act) shares of Company Common Stock;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Salix Pharmaceuticals, Inc., a California corporation, solely for purposes of Section 2.1(b) and Sections 4.3(a), (d) and (e) thereof (“Intermediary”), Merger Sub and Santarus, Inc., a Delaware corporation (the “Company”), are entering into that certain Agreement and Plan of Merger, dated as of the date hereof (as it may be amended or supplemented from time to time in accordance with its terms, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement), which provides for, among other things, the making of a tender offer by Merger Sub for all of the issued and outstanding shares of Company Common Stock and the merger of Merger Sub with and into the Company, on the terms and subject to the conditions set forth therein; and

WHEREAS, as a condition and inducement to the willingness of Parent, Intermediary and Merger Sub to enter into the Merger Agreement, each of Parent and Merger Sub has required that the Stockholders agree, and each Stockholder has agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

SECTION 1. Agreement to Tender. Each Stockholder hereby agrees to validly tender or cause to be tendered in the Offer (i) any and all shares of Company Common Stock beneficially owned by such Stockholder as of the date hereof and (ii) any additional shares of Company Common Stock with respect to which such Stockholder becomes the beneficial owner after the date hereof (collectively, the “Subject Shares”; provided, that the number of Subject Shares for purposes of this Agreement and all other similar Tender and Support Agreements signed in connection with the Merger Agreement shall not under any circumstances equal or exceed 15% of the outstanding voting stock of the Company at the time that the Company Board approves the Merger Agreement), in each case, pursuant to and in accordance with the terms of the Offer no later than seven Business Days after the receipt by such Stockholder of all documents or instruments required to be delivered pursuant to the terms of the Offer, including the letter of transmittal in the case of certificated Subject Shares. In furtherance of the foregoing, at the time of such tender, each Stockholder shall (1) deliver to the depositary designated in the

Offer (the “Depositary”) (A) a letter of transmittal with respect to its Subject Shares complying with the terms of the Offer, (B) a certificate or certificates representing such Subject Shares or an “agent’s message” (or such other evidence, if any, of transfer as the Depositary may reasonably request) in the case of a book-entry transfer of any Subject Shares and (C) all other documents or instruments, to the extent applicable, required to be delivered by other stockholders of the Company pursuant to the terms of the Offer, and/or (2) instruct its broker or such other Person that is the holder of record of any of such Stockholder’s Subject Shares to tender such Subject Shares pursuant to and in accordance with the terms of the Offer. Notwithstanding anything in this Agreement to the contrary, nothing herein shall require any Stockholder or any of its Affiliates to exercise any Company Stock Option or other equity award or require any Stockholder to purchase any shares of Company Common Stock, and nothing herein shall prohibit any Stockholder from exercising Company Stock Options held by such Stockholder as of the date of this Agreement. Each Stockholder agrees that once its Subject Shares are tendered, such Stockholder will not withdraw or cause to be withdrawn any of such Subject Shares from the Offer, unless and until this Agreement shall have been terminated in accordance with Section 7(c). If the Offer is terminated by Parent or Merger Sub, or this Agreement is terminated in accordance with its terms, Parent and Merger Sub shall cause the Depositary promptly to return all tendered Subject Shares to the Stockholders.

SECTION 2. Voting Agreement.

(a) Each Stockholder hereby agrees that if such Stockholder’s Subject Shares have not been previously accepted for payment pursuant to the Offer, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of shares of Company Common Stock, however called (each, a “Company Stockholders Meeting”), and in connection with any written consent of the holders of shares of Company Common Stock, such Stockholder shall, unless Parent votes the Subject Shares pursuant to the proxy granted by Section 3, vote (or cause to be voted) or, if applicable, deliver (or caused to be delivered) a written consent with respect to all of such Stockholder’s Subject Shares, in each case, to the fullest extent that such Subject Shares are entitled to be voted at the time of any vote or action by written consent, against:

(i) any Acquisition Proposal or any Alternative Acquisition Agreement;

(ii) any election of new directors to the Company Board, other than nominees to the Company Board who are serving as directors of the Company on the date hereof who are nominated for election by a majority of the Company Board, or as otherwise provided in the Merger Agreement;

(iii) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of such Stockholder under this Agreement or of the Company under the Merger Agreement; and

(iv) each of the following actions (other than the Transactions): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or the Company Subsidiary, (B) any sale, lease or other transfer of a material amount of the assets of the Company or the Company Subsidiary, taken as a whole and (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or the Company Subsidiary.

(b) Subject to the proxy granted under Section 3 below, each Stockholder shall retain at all times the right to vote the Subject Shares in such Stockholder’s sole discretion and without any other limitation on those matters other than those set forth in Section 2(a) that are at any time or from time to time presented for consideration to the Company’s stockholders generally.

SECTION 3. Irrevocable Proxy.

(a) Each Stockholder hereby revokes (or agrees to cause to be revoked) any proxies that it has heretofore granted with respect to the Subject Shares. Each Stockholder hereby irrevocably appoints Parent as attorney-in-fact and proxy for and on behalf of such Stockholder, for and in the name, place and stead of such Stockholder, to (i) vote, express consent or dissent or issue instructions to the record holder of such Stockholder’s Subject Shares to vote such Subject Shares in accordance with the provisions of Section 2 at any Company Stockholders Meeting and (ii) grant or withhold, or issue instructions to the record holder of such Stockholder’s Subject Shares to grant or withhold, in accordance with the provisions of Section 2, all written consents with respect to the Subject Shares.

(b) The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of such Stockholder) until the end of the Agreement Period (as defined below) and shall not be terminated by operation of any Law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 7(c). Each Stockholder authorizes such attorney and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of the Company. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 3 is given in connection with, and granted in consideration of and as an inducement to Parent entering into the Merger Agreement and that such irrevocable proxy is given to secure the obligations of the Stockholder under Section 2. Parent covenants and agrees with each Stockholder that Parent will exercise the foregoing proxy consistent with the provisions of Section 2.

SECTION 4. Representations and Warranties of Each Stockholder. Each Stockholder, severally but not jointly as to any other Stockholder, represents and warrants to Parent as follows (it being understood that, except where expressly stated to be given or made as of the date hereof only, the representations and warranties contained in this Section 4 shall be made as of the date hereof, as of the Acceptance Time and, if such Stockholder’s Subject Shares have not been previously accepted for payment pursuant to the Offer, as of the date of each Company Stockholders Meeting):

(a) Organization. If such Stockholder is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.

(b) Authorization. If such Stockholder is not an individual, it has the requisite corporate, limited liability company, partnership or trust power and authority, and has taken all action necessary, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. If such Stockholder is an individual, such Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform such Stockholder’s obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder and constitutes a legal, valid and binding obligation of such Stockholder and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, is enforceable against such Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exception. If such Stockholder is married, and any of the Subject Shares of such Stockholder constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly executed and delivered by such Stockholder’s spouse and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, is enforceable against such Stockholder’s spouse in accordance with its terms, subject to the Bankruptcy and Equity Exception. No trust of which the Stockholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.

(c) No Conflict.

(i) Neither the execution and delivery of this Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated hereby nor compliance by such Stockholder with any of the provisions herein will (A) if such Stockholder is not an individual, result in a violation or breach of, contravene or conflict with its articles of incorporation, bylaws or similar organizational documents, (B) assuming compliance with the matters referred to in Section 4(c)(ii), conflict with or result in a violation or breach of any applicable Judgment or any provision of any applicable Law, (C) assuming compliance with the matters referred to in Section 4(c)(ii), require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which such Stockholder is entitled under any provision of any Contract binding upon such Stockholder or (D) result in the creation or imposition of any Lien on such Stockholder’s Subject Shares, except as would not, in the case of each of clauses (B), (C) and (D), reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Stockholder’s ability to perform its obligations under this Agreement.

(ii) The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby require no Authorization of, action by or in respect of, or filing with, any Governmental Authority or any other Person, except for (A) compliance with any applicable requirements of the Securities Act, the Exchange Act or any other United States state or federal securities Laws, (B) compliance with any NASDAQ rules and (C) actions or filings the failure of which to make or obtain has not had and would not reasonably be expected to have, individually or in the agregate, a material adverse effect on such Stockholder’s ability to perform its obligations under this Agreement.

(d) Ownership of Subject Shares. As of the date hereof, such Stockholder is, and (except with respect to any Subject Shares Transferred (as defined below) in accordance with Section 6(b) hereof or accepted for payment pursuant to the Offer) at all times during the Agreement Period will be, the beneficial owner of such Stockholder’s Subject Shares free and clear of any Liens and with no restrictions on such Stockholder’s rights of disposition pertaining thereto, except for any applicable restrictions on Transfer under the Securities Act. Except to the extent of any Subject Shares acquired after the date hereof (which shall become Subject Shares upon that acquisition), the Subject Shares set forth on Schedule I opposite the name of such Stockholder are the only shares of Company Common Stock beneficially owned by such Stockholder on the date hereof and as of the time that the Company Board approves the Merger Agreement. Other than as set forth on Schedule I and other than shares of Company Common Stock acquired pursuant to the ESPP (which number of shares shall not under any circumstances exceed 5,000 shares for any Stockholder), such Stockholder does not own any shares of Company Common Stock or any options to purchase or rights to subscribe for or otherwise acquire any securities of the Company and has no other interest in or voting rights with respect to any securities of the Company.

(e) Proxy. None of such Stockholder’s Subject Shares are subject to any voting agreement, voting trust or other agreement or arrangement, including any proxy, consent or power of attorney, with respect to the voting of the Subject Shares on the date hereof, except pursuant to this Agreement. Such Stockholder further represents that any proxies heretofore given in respect of the Subject Shares, if any, are revocable.

(f) Absence of Litigation. With respect to such Stockholder, as of the date hereof, there is no Proceeding pending or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder or any of his, her or its properties or assets (including such Stockholder’s Subject Shares) that could reasonably be expected to impair the ability of such Stockholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(g) Reliance. Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

(h) Finder’s Fees. No agent, broker, investment banker, finder or other intermediary is or will be entitled to any fee or commission or reimbursement of expenses from Parent, Merger Sub or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder solely in his, her or its capacity as a stockholder of the Company.

SECTION 5. Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub, jointly and severally, hereby represents and warrants, as of the date hereof and as of the Acceptance Time, to the Stockholders as follows:

(a) Organization; Authorization. Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and (ii) has all requisite corporate power and authority to carry on its business as now conducted. Each of Parent and Merger Sub has the requisite corporate power and authority, and has taken all corporate action necessary, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a legal, valid and binding obligation of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Stockholders, is enforceable against Parent and Merger Sub in accordance with their respective terms, subject in each case to the Bankruptcy and Equity Exception.

(b) No Conflict.

(i) Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby nor compliance by Parent or Merger Sub with any of the provisions herein will (A) result in a violation or breach of, contravene or conflict with the certificate of incorporation or bylaws of Parent or Merger Sub, (B) assuming compliance with the matters referred to in Section 5(b)(ii), conflict with or result in a violation or breach of any applicable Judgment or any provision of any applicable Law, (C) assuming compliance with the matters referred to in Section 5(b)(ii), require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any Contract binding upon Parent or any of its Subsidiaries or any Authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (D) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except as would not, in the case of clauses (B), (C) and (D), reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent and Merger Sub to perform their respective obligations under this Agreement.

(ii) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any Governmental Authority, except for (A) compliance with any applicable requirements of the Securities Act, the Exchange Act or any other United States state or federal securities Laws, (B) compliance with any NASDAQ rules and (C) actions or filings the failure of which to make or obtain has not had and would not reasonably be expected to have, individually or in the agregate, a material adverse effect on the ability or Parent and Merger Sub to perform their respective obligations under this Agreement.

SECTION 6. Certain Covenants.

(a) No Solicitation. Without limiting and subject to the provisions of Section 7(o) hereof, from and after the date of this Agreement and until the date of termination of this Agreement pursuant to Section 7(c), each Stockholder agrees that it will not, directly or indirectly, take any action or omit to take any action that the Company is not permitted to take or omit to take pursuant to Section 7.8 of the Merger Agreement.

(b) No Proxies for or Encumbrances on Subject Shares.

(i) Except pursuant to the terms of this Agreement, including Section 6(b)(ii), during the Agreement Period, no Stockholder shall (nor permit any Person under such Stockholder’s control to), without the prior written consent of Parent, directly or indirectly, (A) grant any proxies, powers of attorney, rights of first offer or refusal or enter into any voting trust or voting agreement or arrangement with respect to, (B) sell (including short sell), assign, transfer, tender, pledge, encumber, grant a participation interest in, hypothecate, place in trust or otherwise dispose of (including by gift), whether voluntarily or by operation of Law, or limit its right, title or interest or right to vote in any manner with respect to, except, in each case, by will or under the laws of intestacy (each, a “Transfer”), (C) otherwise permit any Liens to be created on or (D) enter into any Contract with respect to the direct or indirect Transfer of, any Subject Shares. No Stockholder shall, and shall not permit any Person under such Stockholder’s control or any of its or their respective Representatives to, seek or solicit any such Transfer or any such Contract.

(ii) Notwithstanding anything in Section 6(b)(i) to the contrary, any Stockholder may Transfer Subject Shares (A) to any member of such Stockholder’s immediate family, (B) to a trust for the sole benefit of such Stockholder or any member of such Stockholder’s immediate family, (C) upon the death of such Stockholder, (D) in the case of a Stockholder that is an entity, to any parent entity, subsidiary or affiliate under common control with such Stockholder, or to a partner or member of such Stockholder, (E) under a trading plan pursuant to Rule 10b5-1 under the Exchange Act that exists as of the date of this Agreement or (F) to effect a cashless exercise for the primary purpose of paying the exercise price of Company Stock Options or to cover tax withholding obligations in connection with such exercise to the extent permitted by the instruments representing such Company Stock Options; provided, that a Transfer referred to in clause (A) through (D) of this Section 6(b)(ii) shall be permitted only if the transferee agrees in writing to be bound by the terms of this Agreement.

(c) Documentation and Information. Each Stockholder (i) consents to and authorizes the publication and disclosure by Parent of such Stockholder’s identity and holding of Subject Shares, the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement (including, for clarity, the disclosure of this Agreement) and any other information, in each case, that Parent reasonably determines is required to be disclosed by applicable Law in any press release, any schedules and documents filed with the SEC or any other disclosure document in connection with the Transactions and (ii) agrees promptly to give to Parent any information it may reasonably require for the preparation of any such disclosure documents. Each Stockholder agrees promptly to notify Parent of any required corrections with respect to any information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect. Each of Parent and Merger Sub hereby consents to and authorizes each Stockholder to make such disclosure or filings to the extent required by the SEC or NASDAQ.

(d) Waiver of Appraisal Rights. Each Stockholder hereby irrevocably waives and agrees not to exercise any and all rights such Stockholder may have as to appraisal, dissent or any similar or related matter with respect to any of such Stockholder’s Subject Shares that may arise with respect to the Merger or any of the Transactions, including under Section 262 of the DGCL.

(e) Further Assurances. Parent and each Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions reasonably requested by Parent or Merger Sub, or required by applicable Laws, in order to perform their respective obligations under this Agreement.

(f) Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the shares of Company Common Stock by reason of a stock split, reverse stock split, recapitalization, combination, reclassification, readjustment, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged.

SECTION 7. Miscellaneous.

(a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given and received (i) upon receipt, if delivered personally, (ii) two Business Days after deposit in the mail, if sent by registered or certified mail, (iii) on the next Business Day after deposit with an overnight courier, if sent by overnight courier, (iv) upon transmission and confirmation of receipt, if sent by facsimile or email transmission prior to 6:00 p.m., local time, in the place of receipt or (v) on the next Business Day following transmission and confirmation of receipt, if sent by facsimile or email transmission after 6:00 p.m., local time, in the place of receipt; provided that the notice or other communication is sent to the address, facsimile number or email address set forth beneath the name of such party below (or to such other address, facsimile number or email address as such party shall have specified in a written notice to the other parties):

(i) If to Parent or Merger Sub:

Salix Pharmaceuticals, Ltd.
8510 Colonnade Center Drive
Raleigh, NC 27615

Attention:	Rick D. Scruggs,
Executive Vice President, Business Development
William Bertrand, Jr.,
Senior Vice President, General Counsel
Fax:	(919) 862-1095
(919) 447-3445
Email:	rick.scruggs@salix.com
bill.bertrand@salix.com

with a copy (which shall not constitute notice) to:

Covington & Burling LLP
1201 Pennsylvania Avenue, N.W.
Washington, DC 20004

Attention:	Edward C. Britton
Catherine J. Dargan
Fax:	(202) 778-5248
(202) 778-5567
Email:	ebritton@cov.com
cdargan@cov.com

(ii) If to a Stockholder, to his, her or its address set forth on a signature page hereto, with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
12636 High Bluff Drive, Suite 400
San Diego, CA 92130

Attention:	Scott N. Wolfe
Matthew T. Bush
Fax:	(858) 523-5450
Email:	scott.wolfe@lw.com
matt.bush@lw.com

(b) Amendment and Waivers. Any provision of this Agreement may be amended or waived during the Agreement Period if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege.

(c) Termination. This Agreement shall automatically terminate and become void and of no further force or effect on the earlier of (i) the Effective Time, (ii) the termination of this Agreement by written notice from Parent to the Stockholders, (iii) the termination of the Merger Agreement in accordance with its terms, (iv) the entry without the prior written consent of such Stockholder into any amendment or modification to the Merger Agreement or any waiver of any of the Company’s rights under the Merger Agreement, in each case, that results in a decrease in the Offer Price (as defined in the Merger Agreement on the date hereof), (v) the termination or withdrawal of the Offer by Parent or Merger Sub and (vi) the expiration of the Offer without Merger Sub having accepted for payment shares of Company Common Stock validly tendered in the Offer (the period from the date hereof through such time being referred to as the “Agreement Period”); provided that (1) Section 7(a), Section 7(b), Section 7(d), Section 7(f), Section 7(g) and Section 7(o) shall survive such termination and (2) upon termination of this Agreement, all obligations of the parties hereunder will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided that the termination of this Agreement shall not relieve any party from liability arising from any willful and intentional breach prior to such termination. For clarity, this Agreement shall not terminate upon a Company Adverse Recommendation Change unless the Merger Agreement is terminated.

(d) Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, whether or not the Transactions are consummated.

(e) Representations and Warranties. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement.

(f) Governing Law; Jurisdiction.

(i) This Agreement shall be governed by, and construed in accordance with, the Law of the State of Delaware regardless of the Law that might otherwise govern under applicable principles of conflicts of laws thereof.

(ii) The parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7(a) shall be deemed effective service of process on such party.

(g) WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(h) Counterparts; Effectiveness. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or .pdf shall be sufficient to bind the parties to the terms and conditions of this Agreement.

(i) Assignment; Third Party Beneficiaries. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party, except that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of their Subsidiaries at any time; provided that such transfer or assignment shall not relieve Parent or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party or due to Parent or Merger Sub. Nothing in this Agreement shall be construed as giving any Person, other than the parties and their heirs, successors, Representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, and no person shall be a third party beneficiary by, in or under this Agreement or any related document.

(j) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(k) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

(l) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

(m) Interpretation. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections and Schedules are to Sections and Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. References (i) to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder, (ii) to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof, (iii) to any Person include the successors and permitted assigns of that Person, (iv) from or through any date mean, unless otherwise specified, from and including or through and including, respectively, (v) to the “date hereof” means the date of this Agreement, and (vi) to a “party” or the “parties” mean Parent, Merger Sub and the Stockholders unless otherwise specified or the context otherwise requires.

(n) No Presumption. Each of the parties agrees that he, she or it has had the opportunity to review this Agreement with counsel of his, her or its own choosing and, therefore, waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(o) Obligations; Stockholder Capacity. The obligations of each Stockholder under this Agreement are several and not joint, and no Stockholder shall have any liability or obligation under this Agreement for any breach hereunder by any other Stockholder. Each Stockholder is signing and entering this Agreement solely in his, her or its capacity as the beneficial owner of such Stockholder’s Subject Shares, and nothing herein shall limit or affect in any way any actions that may be hereafter taken by him or it in his, her or its capacity as an employee, officer or director of the Company or the Company Subsidiary, and no actions taken (or omitted to be taken) by any Stockholder in any such capacity (as an employee, officer or director of the Company or the Company Subsidiary) shall be deemed to constitute a breach of or a default under any provision of this Agreement.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Stockholders have caused this Agreement to be executed as of the date first written above.

SALIX PHARMACEUTICALS, LTD.

By:	/s/ Carolyn J. Logan
Name:	Carolyn J. Logan
Title:	President and Chief Executive Officer

WILLOW ACQUISITION SUB CORPORATION

By:	/s/ Timothy J. Creech
Name:	Timothy J. Creech
Title:	President

[Stockholder signatures begin on the next page.]

[Signature Page to Tender and Support Agreement]

GERALD T. PROEHL

By:	/s/ Gerald T. Proehl
Name:	Gerald T. Proehl
Fax:	858-314-5701
Email:	gproehl@santarus.com
Address:	3611 Valley Centre Drive #400
San Diego, CA 92130

THE PROEHL FAMILY TRUST DTD 6/7/2007

By:	/s/ Gerald T. Proehl
Name:	Gerald T. Proehl
Fax:	858-314-5701
Email:	gproehl@santarus.com
Address:	3611 Valley Centre Drive #400
San Diego, CA 92130

[Signature Page to Tender and Support Agreement]

WENDELL WIERENGA

By:	/s/ Wendell Wierenga
Name:	Wendell Wierenga
Fax:
Email:	wwierenga@cox.net
Address:	18608 Via Catania
Rancho Santa Fe, CA 92091

[Signature Page to Tender and Support Agreement]

MARIA BEDOYA-TORO

By:	/s/ Maria Bedoya-Toro
Name:	Maria Bedoya-Toro
Fax:	858-314-5701
Email:	mbedoya-toro@santarus.com
Address:	3611 Valley Centre Drive #400
San Diego, CA 92130

[Signature Page to Tender and Support Agreement]

DEBRA P. CRAWFORD

By:	/s/ Debra P. Crawford
Name:	Debra P. Crawford
Fax:	858-314-5702
Email:	dcrawford@santarus.com
Address:	5414 Shannon Ridge Lane
San Diego, CA 92130

[Signature Page to Tender and Support Agreement]

JULIE A. DEMEULES

By:	/s/ Julie A. DeMeules
Name:	Julie A. DeMeules
Fax:	858-314-5701
Email:	jdemeules@santarus.com
Address:	3611 Valley Centre Drive #400
San Diego, CA 92130

[Signature Page to Tender and Support Agreement]

WILLIAM C. DENBY III

By:	/s/ William C. Denby III
Name:	William C. Denby III
Fax:	858-314-5701
Email:	wdenby@santarus.com
Address:	3611 Valley Centre Drive #400
San Diego, CA 92130

[Signature Page to Tender and Support Agreement]

CAREY J. FOX

By:	/s/ Carey J. Fox
Name:	Carey J. Fox
Fax:	858-314-5702
Email:	cfox@santarus.com
Address:	3611 Valley Centre Drive #400
San Diego, CA 92130

[Signature Page to Tender and Support Agreement]

DAVID F. HALE

By:	/s/ David F. Hale
Name:	David F. Hale
Fax:	858-756-2480
Email:	dfhale@biopharmaventures.com
Address:	PO Box 8925
Rancho Santa Fe, CA 92067

HALE FAMILY TRUST DTD 2/10/1986

By:	/s/ David F. Hale
Name:	David F. Hale
Fax:	858-756-2480
Email:	dfhale@biopharmaventures.com
Address:	PO Box 8925
Rancho Santa Fe, CA 92067

HALE TRADING COMPANY, L.P.

By:	/s/ David F. Hale
Name:	David F. Hale
Fax:	858-756-2480
Email:	dfhale@biopharmaventures.com
Address:	PO Box 8925
Rancho Santa Fe, CA 92067

[Signature Page to Tender and Support Agreement]

SCHEDULE I

Subject Shares

Stockholder	Number of Subject Shares

Gerald T. Proehl	30,190 shares of Company Common Stock 2,738,287 Company Stock Options

The Proehl Family Trust dtd 6/7/2007	329,282 shares of Company Common Stock

Wendell Wierenga	4,714 shares of Company Common Stock 368,810 Company Stock Options

Maria Bedoya-Toro	48,695 shares of Company Common Stock 548,345 Company Stock Options

Debra P. Crawford	166,326 shares of Company Common Stock 848,830 Company Stock Options

Julie A. DeMeules	380 shares of Company Common Stock 718,385 Company Stock Options

William C. Denby III	57,167 shares of Company Common Stock 693,759 Company Stock Options

Carey J. Fox	24,567 shares of Company Common Stock 833,794 Company Stock Options

David F. Hale	18,000 shares of Company Common Stock

Hale Family Trust dtd 2/10/1986	295,452 shares of Company Common Stock 325,000 Company Stock Options

Hale Trading Company, L.P.	5,000 shares of Company Common Stock